Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Supertel Hospitality, Inc. of our report dated March 22, 2007, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule III, which report appears in the December 31, 2006 annual report on Form 10-K of Supertel Hospitality, Inc.; and our report dated November 16, 2006, with respect to the combined balance sheet of MOA Hospitality, Inc. Properties under contract for sale as of February 28, 2006 and the related combined statements of operations, owners’ equity in properties, and cash flows for the year then ended, which report appears in the Form 8-K/A, dated January 5, 2007, of Supertel Hospitality, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

November 13, 2007